EXHIBIT 10.13

WORTHINGTON STEEL, INC.

ANNUAL INCENTIVE PLAN FOR EXECUTIVES

(As Amended and Restated as of September 2, 2026)

The purpose of this Plan is to advance the interests of the Company by providing designated officers and key employees with incentive compensation that is correlated with the achievement of specified performance goals.

SECTION 1
DEFINITIONS

For purposes of this Plan, unless the context requires otherwise, the following terms shall have the respective meanings set forth in this Section:

1.1 “Beneficiary” means the beneficiary or beneficiaries designated to receive any amounts payable under this Plan pursuant to Section 7.9 upon a Participant’s death.

1.2 “Board” means the Board of Directors of Worthington.

1.3 “Business Unit” means any business, operating or administrative unit of the Company which is identified and designated by the Committee, in its discretion, as a separate business unit for purposes of this Plan.

1.4 “Cause” when used in connection with the termination of a Participant’s Employment, means the Participant’s: (a) willful and continued failure to substantially perform assigned duties; (b) gross misconduct; (c) material breach of any term of any material agreement with Worthington or any other Company; (d) conviction of (or plea of no contest or nolo contendere to) (i) a felony or (ii) a crime other than a felony, which involves a breach of trust or fiduciary duty owed to Worthington or any other Company; or (e) material violation of Worthington’s code of conduct or any other policy of Worthington or any other Company that applies to the Participant.

1.5 “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

1.6 “Committee” means the Compensation Committee of the Board.

1.7 “Common Shares” means the common shares, without par value, of Worthington, or any equity security issued in substitution, in exchange or in place of the common shares of Worthington.

1.8 “Company” means Worthington and its Subsidiaries, collectively.

1.9 “Disability” means a permanent and total disability as defined in the Company’s long-term disability benefit covering the Participant as of the date of such disability.

1.10 “Employee” means an individual who is employed by and is on the payroll of the Company.

1.11 “Employment” means that the Participant is an Employee. In this regard, the transfer of a Participant from Employment by one entity which is part of the Company to Employment by a different entity which is part of the Company shall not be deemed to be a termination of the Participant’s Employment. A Participant who is an Employee shall be deemed “Employed” for purposes of this Plan.

1.12 “Incentive Compensation” means the compensation approved by the Committee to be awarded to a Participant for any Performance Period under this Plan.

1.13 “Original Effective Date” means December 1, 2023.

1.14 “Participant” means, as to any Performance Period, an officer or other key Employee whom the Committee designates as a participant under this Plan for such Performance Period.

1.15 “Payout Date” means the date the Committee establishes for the payment to a Participant of any Incentive Compensation award under this Plan, as provided in Section 5 of this Plan.

1.16 “Performance Award” means an award by the Committee under this Plan that is subject to the achievement of one or more performance goals and such other terms and conditions as the Committee may establish.

1.17 “Performance Criteria” means the criteria selected by the Committee pursuant to Section 3.4 of this Plan, any one or more of which may be used in establishing the conditions of a Performance Award.

1.18 “Performance Period” means each fiscal year (or portion thereof) of the Company, or such other period of twelve (12) months or less, as determined by the Committee.

1.19 “Plan” means this Worthington Steel, Inc. Annual Incentive Plan, as may be amended from time to time.

1.20 “Retirement” means, unless the Committee specifies otherwise in the Performance Award, termination of Employment (other than for Cause) with the Company which qualifies as a retirement of the Participant under the Company’s normal policies.

1.21 “Subsidiary” means (a) any entity of which Worthington owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock, if the entity is a corporation, or of the capital or profits interests, if the entity is a partnership or another form of entity and (b) any other entity in which Worthington has a twenty percent (20%) or greater direct or indirect equity interest and which is designated as a “Subsidiary” for purposes of this Plan.

1.22 “Worthington” means Worthington Steel, Inc., an Ohio corporation, or its successor in interest.

SECTION 2
ADMINISTRATION

2.1 General. This Plan shall be administered and interpreted by the Committee. The Committee shall have the full power and authority, subject to such orders or resolutions not inconsistent with the provisions of this Plan as may from time to time be adopted by the Board, to: (a) select Participants; (b) establish the performance objectives relating to the Performance Criteria; (c) certify whether and to what extent such performance objectives have been achieved; (d) determine the terms and conditions, not inconsistent with the provisions of this Plan, of any Performance Award granted hereunder; (e) interpret and administer this Plan and any instrument or agreement entered into under this Plan; (f) establish such rule and regulations as it shall deem appropriate for the administration of this Plan; and (g) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee’s actions, determinations, interpretations, and constructions with regard to this Plan shall be final, conclusive, and binding on all persons for all purposes, including the Company, any Participant, any shareholder, and any Employee. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are Employees) as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent.

2.2 Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate its authority with respect to the grant, amendment, interpretation and administration of Performance Awards, other than Performance Awards to persons who are subject to Section 16 of the Act, to a person, persons or committee in its sole and absolute discretion. Any such delegation may be revoked by the Committee at any time. Actions taken by the Committee’s duly authorized delegate shall have the same force and effect as actions taken by the Committee.

2.3 Expenses. All expenses incurred in the administration of this Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

SECTION 3
ELIGIBILITY, PERFORMANCE AWARDS AND PERFORMANCE CRITERIA

3.1 Determination of Eligibility by the Committee. For each Performance Period, the Committee shall select the Participants to whom Incentive Compensation may be awarded under this Plan for such Performance Period consistent with the provisions of this Plan. Participants who participate in this Plan may also participate in other incentive or other benefit plans maintained by the Company. No Employee shall have the right to participate in this Plan, regardless of prior participation in this Plan.

3.2 Granting Performance Awards. The Committee may grant Performance Awards pursuant to this Plan, in such amounts and on such terms (consistent with the provisions of this Plan), as the Committee shall determine.

3.3 Amount of Performance Award. The amount of the Performance Award payable under this Plan if applicable performance objectives are met may be stated as a specific dollar amount, a percentage of a Participant’s base salary, a percentage (the sum of which may not be greater than one hundred percent (100%)) of an aggregate amount allocable to all or specified groups of Participants or in any other objectively determinable manner as determined by the Committee. The Committee shall establish a target amount for each Performance Award (the “Target Award”) that will be payable if applicable performance objectives are met. The amount payable may be greater or less than the Target Award to the extent the applicable performance objectives are exceeded or partially met, as determined by the Committee. The amount payable may not be increased solely due to another Participant’s termination of Employment or eligibility during a Performance Period. As determined by the Committee, the amount of any Performance Award payable under this Plan shall be subject to performance objectives, consistent with Section 3.4 of this Plan. Notwithstanding anything in this Plan to the contrary, the maximum Performance Award payable to a Participant for any Performance Period shall not exceed two hundred percent (200%) of the Participant’s Target Award for that Performance Period.

3.4 Performance Objectives. For each Performance Period, the Committee will establish for each Participant the performance objectives that will be applied to determine the amount of Incentive Compensation payable to such Participant under this Plan with respect to a Performance Award.

The Performance Criteria that will be used in setting performance objectives with respect to this Plan shall be determined in the sole discretion of the Committee, and may include, but shall not be limited to, one or more of the following: (a) income or earnings (before or after interest, taxes, depreciation, amortization and/or other items); (b) earnings per Common Share; (c) economic value added; (d) sales or revenues; (e) growth; (f) operating income; (g) return measures (including, but not limited to, return on assets, capital, invested capital, equity or revenue); (h) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity or cash flow return on investment); (i) gross, operating or other margins; (j) productivity ratios or other productivity measures; (k) Common Share price (including, but not limited to, growth measures and total shareholder return); (l) expense reduction, expense targets or cost control; (m) operating or other efficiencies; (n) market share; (o) developing new markets, new products and/or new lines of revenue; or (p) identifying and completing acquisitions.

Performance Criteria may be stated in absolute terms or relative to comparison entities, indices or other measures to be achieved during a Performance Period. Performance Criteria may be applied solely with reference to the Company (or any Business Unit) or relatively between the Company (or any Business Unit) and one or more unrelated entities or business units or indices.

The Committee shall establish performance objectives based on one or more Performance Criteria for each Performance Award to a Participant. The performance objectives specified need not be applicable to all Performance Awards, and may be particular or unique to an individual Participant’s function, duties or Business Unit.

The Committee may provide in any Performance Award that any evaluation of performance may include or exclude the impact of any of the following events that occurs during a Performance Period: (i) asset write-downs or impairments; (ii) litigation or claim judgments or settlements; (iii) changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary or nonrecurring items; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses.

3.5 Adjustments. The Committee will make appropriate adjustments to reflect the effect, if any, on any Performance Criteria and performance objectives of any Common Share dividend or split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change. This adjustment to the Performance Criteria and performance objectives will be made to the extent the Performance Criteria and performance objectives, as applicable, are based on Common Shares as of the effective date of the event and for the Performance Period in which the event occurs. Also, the Committee will make a similar adjustment to any portion of Performance Criteria and any performance objectives that are not based on Common Shares but which are affected by an event having an effect similar to those just described. The Committee may also make adjustments to take into account extraordinary or unusual events, the disposition or purchase of a business, or a change in accounting practice.

3.6 Period for Determining Performance Objectives. Performance objectives with respect to any Performance Award will be established by the Committee in writing before the outcome is substantially certain.

3.7 Certification. As of the end of each Performance Period, the Committee will certify in writing the extent to which each Participant has or has not met the applicable performance objectives with respect to any Performance Award, the amount (if any) due to each Participant and whether any other material terms (if any) were satisfied. No amount will be paid under this Plan (and no substitute amount will be paid under any other arrangement) if the conditions imposed by the Committee have not been met.

SECTION 4
EFFECT OF TERMINATION OF EMPLOYMENT
DURING A PERFORMANCE PERIOD OR PRIOR TO PAYOUT

4.1 Forfeiture Upon Termination of Employment prior to end of Performance Period. Subject to Section 6.1 of this Plan, if a Participant’s Employment terminates for any reason other than the Participant’s death, Disability or Retirement prior to the end of a Performance Period, then such Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period.

4.2 Pro Rata Payment for Termination of Employment Due to Death, Disability or Retirement. Subject to Section 6.1 of this Plan, if during a Performance Period, a Participant’s Employment is terminated as a result of the Participant’s death, Disability or Retirement, such Participant shall be eligible to receive a pro-rata portion of the Incentive Compensation that would have been payable if such Participant had remained Employed for the full Performance Period, which shall be determined and paid as follows:

(a) Following the end of the Performance Period, the Committee will determine the extent to which the performance objectives applicable to the Participant’s Performance Award have been satisfied to measure the amount of the Performance Award that otherwise would have been payable to the Participant under this Plan had the Participant’s Employment not terminated prior to the end of the Performance Period.

(b) The Committee will then multiply the amount determined in accordance with Section 4.2(a) by a fraction, the numerator of which is the number of whole calendar months in which the terminated, deceased, Disabled or Retired Participant was Employed by the Company as a Participant in this Plan during the Performance Period and the denominator of which is the number of whole calendar months in the Performance Period.

(c) Such resulting amount shall be paid at the time and in the manner provided for in Section 5 of this Plan.

4.3 Termination of Employment after the Performance Period. If a Participant’s Employment terminates for any reason except for Cause after the end of a Performance Period but prior to the Payout Date, then such Participant shall be entitled to payment of any Incentive Compensation for such Performance Period, as determined by the Committee, on the Payout Date.

4.4 Leaves of Absence. A Participant’s Employment for purposes of this Plan shall not be deemed to have been terminated because of a leave of absence covered under the Federal Medical Family Leave Act or during any other period required to be treated as a leave of absence or required to be treated as continued Employment by virtue of any applicable statute or regulation. If a Participant is on any other approved leave of absence (not specifically addressed in the immediately preceding sentence) during a Performance Period, his or her Employment will not be deemed to have terminated for purposes of this Plan, except that such Participant shall not be eligible for Incentive Compensation for the period of the leave of absence, and the Incentive Compensation payable for such Performance Period will be prorated in accordance with Section 4.2 of this Plan based on the number of whole calendar months during the Performance Period in which the Participant was not on a leave of absence.

SECTION 5
PAYMENT OF INCENTIVE COMPENSATION

Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company no later than the date permitted under such plan and except as otherwise provided in Section 6.1 of this Plan, a Participant’s Incentive Compensation for each Performance Period, if any, shall be paid in a cash lump sum (net of applicable tax and other required withholdings) after (a) the results for such Performance Period have been finalized and (b) the Committee has made the certification described in Section 3.7 of this Plan; provided, however, that any Incentive Compensation shall be paid no later than the later of (i) the 15th day of the third month following the Participant’s first taxable year in which such Incentive Compensation is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code) or (ii) the 15th day of the third month following the end of the first taxable year of the service recipient (within the meaning of Section 409A of the Code) in which such Incentive Compensation is no longer subject to a substantial risk of forfeiture.

SECTION 6
CHANGE IN CONTROL

6.1 Payment on Change in Control. Unless otherwise determined by the Committee in connection with the establishment of the Performance Award or as otherwise specified in a written agreement between the Company and the Participant, including the agreement establishing the terms of the Participant’s Performance Award, if, during a Performance Period, (a) a Change in Control occurs and (b) on or after the date of the Change in Control but prior to the end of the Performance Period, the Participant’s Employment is terminated by the applicable Company without Cause or by the Participant “due to an adverse change in the terms of the Participant’s employment” (as defined below), then, notwithstanding Sections 4.1 and 4.2 of this Plan, the Performance Award of such Participant shall be considered to be earned and payable as of the date of termination of the Participant’s Employment in the amount designated as “Maximum” for such Performance Award. For purposes of this Plan, “due to an adverse change in the terms of the Participant’s employment” means, without the Participant’s consent, the occurrence of one or both of the following conditions: (A) a material diminution in the Participant’s base compensation or (B) a material diminution in the Participant’s authority, duties or responsibilities; provided that, in order to constitute an adverse change in the terms of the Participant’s employment, the Participant must provide written notification to the Company of the condition within forty-five (45) days of the initial existence of the condition, upon the notice of which the Company shall have a period of thirty (30) days during which it may remedy the condition.

Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company no later than the date permitted under such plan, the Incentive Compensation payable with respect to the Performance Award in accordance with the preceding paragraph of this Section 6.1 shall be paid within thirty (30) days following the date the Participant’s Employment terminates.

6.2 Provisions Not Applicable. The provisions of this Section 6 shall not apply (a) if the Committee determines at the time of grant of a Performance Award that this Section 6 shall not apply in respect of such Performance Award or (b) to any Change in Control when expressly provided otherwise by a three-fourths (3/4) vote of the Whole Board, but only if a majority of the members of the Board then in office and acting upon such matter shall be Continuing Directors.

6.3 Definitions for Section 6. For purposes of this Section 6, unless the context requires otherwise, the following terms shall have the respective meanings set forth in this Section:

(a) “Acquiring Person” means any Person or Group (including any individual, firm, corporation or other entity) who or which, together with all Affiliates and Associates of such Person or Group, has acquired or obtained the right to acquire the Beneficial Ownership of twenty-five percent (25%) or more of the Common Shares then outstanding.

(b) “Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(c) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act (or any successor rule thereto).

(d) “Beneficial Ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act (or any successor rule thereto).

(e) “Change in Control” means any Person or Group (other than (i) the Company, (ii) any employee benefit plan of the Company or any trustee of or fiduciary with respect to any such employee benefit plan when acting in such capacity, or (iii) any Person who, on the Original Effective Date, was an Affiliate of the Company and owning in excess of ten percent (10%) of the outstanding Common Shares and the respective successors, executors, legal representatives, heirs and legal assigns of such Person), alone or together with the Affiliates and Associates of such Person or Group, has acquired or obtained the right to acquire the Beneficial Ownership of twenty-five percent (25%) or more of the outstanding Common Shares.

(f) “Continuing Director” means any individual who was a member of the Board on the Original Effective Date or thereafter elected by the shareholders of Worthington or appointed by the Board prior to the date as of which the Acquiring Person became a Substantial Shareholder (as such term is defined in Article Seventh of Worthington’s Amended Articles of Incorporation) or, an individual designated (before his or her initial election or appointment as a director) as a Continuing Director by three-fourths (3/4) of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors.

(g) “Group” has the meaning given to that term in Sections 13(d)(3) and 14(d)(2) of the Act (or any successor sections thereto).

(h) “Person” means a “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(i) “Whole Board” means the total number of directors which Worthington would have if there were no vacancies.

6.4 Golden Parachute Limitation. If the Company determines that any payment or benefit, including any accelerated vesting, due to a Participant under this Plan in connection with a Change in Control, when combined with any other payment or benefit due to the Participant from the Company or any other entity in connection with such Change in Control, would be considered a “parachute payment” within the meaning of Section 280G of the Code, the payments and benefits due to the Participant under this Plan may be reduced by the Company to $1.00 less than the amount that would otherwise be considered a “parachute payment” within the meaning of Section 280G of the Code, in accordance with rules and procedures which may be established by the Committee. Any reduction pursuant to this Section 6.4 shall be made in compliance with Section 409A of the Code.

SECTION 7
MISCELLANEOUS PROVISIONS

7.1 Non-Assignability. A Participant cannot alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits under this Plan prior to the actual receipt thereof, and any attempt to alienate, assign, pledge, encumber, transfer, sell or otherwise make a disposition prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits, shall be null and void.

7.2 No Right to Continue in Employment. Nothing in this Plan confers upon any Participant the right to continue in the Employment of the Company, or interferes with or restricts in any way the right of the Company to discharge any Participant at any time.

7.3 Indemnification of Committee Members. Each individual who is or was a member of the Committee shall be indemnified by Worthington against and from any damage, loss, liability, cost and expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she is or may be a party, or in which he or she may be involved, by reason of any action taken or failure to act under this Plan, except for any such act or omission constituting willful misconduct or gross negligence. Each such individual shall be indemnified by Worthington for all amounts paid by such individual in settlement thereof, with Worthington’s approval, or paid by such individual in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give Worthington an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled from Worthington, as a matter of law, or otherwise, or any power that Worthington may have to indemnify them or hold them harmless.

7.4 No Plan Funding. This Plan shall at all times be entirely unfunded and no provision shall be made with respect to segregating any assets of the Company for payment of any amounts due hereunder. No Participant, Beneficiary, or other Person (as defined in Section 6.3 of this Plan) shall have any interest in any particular assets of the Company by reason of the right to receive any Incentive Compensation under this Plan until such payment is actually received by such Person. Participants and Beneficiaries shall have only the rights of general unsecured creditors of the Company.

7.5 Governing Law. This Plan shall be construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions.

7.6 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Participants and their respective Beneficiaries, heirs, and personal representatives.

7.7 Construction of Plan. The captions used in this Plan are for convenience of reference only and shall not be construed in interpreting this Plan. Whenever the context so requires, the masculine shall also include the feminine and neuter, and the singular shall also include the plural, and conversely.

7.8 Compliance with Section 409A of the Code. It is intended that this Plan be exempt from the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

7.9 Beneficiaries. For purposes of this Plan, a Participant’s Beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

7.10 Forfeiture or Clawback. Notwithstanding anything to the contrary in this Plan, any Performance Awards or Incentive Compensation granted under this Plan shall be subject to any recoupment or clawback policy that the Company has in place or may adopt from time to time and to any requirement of applicable law, regulation, or listing standard that requires the Company to forfeit Performance Awards or recoup or claw back compensation paid pursuant to this Plan.

7.11 Employees Subject to Foreign Jurisdictions. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice or taxation and to further the purposes of this Plan, the Committee may, without amending this Plan, exclude any Employee not temporarily or permanently residing in the United States from participating in this Plan or establish rules applicable to Performance Awards to Participants who are foreign nationals or foreign residents, are employed outside the United States, or both, including rules that differ from those set forth in this Plan.

SECTION 8
AMENDMENT OR DISCONTINUANCE

The Committee may at any time, and from time to time, without the consent of any Participant, amend, revise, suspend or discontinue this Plan, in whole or in part, subject to any shareholder approval required by applicable law, rules or regulations.

SECTION 9
EFFECT OF THE PLAN

Neither the adoption of this Plan, nor any action of the Board or the Committee hereunder, shall be deemed to give any Participant any right to be granted Incentive Compensation hereunder. In addition, nothing contained in this Plan, and no action taken pursuant to its provisions, shall be construed to: (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company will employ a Participant in any particular position or for any particular duration; (c) give any Participant any right, title, or interest whatsoever in, or to, any assets or investments which the Company may make to aid it in meeting its obligations hereunder; (d) create a trust or fund of any kind; or (e) create any type of fiduciary relationship between the Company and a Participant or any other Person (as defined in Section 6.3 of this Plan).

SECTION 10
EFFECTIVE DATE

This Plan originally became effective on the Original Effective Date. This Plan is hereby amended and restated effective as of September 2, 2026.